MEMORANDUM OF UNDERSTANDING

Between

INTERNATIONAL MINERALS AND MINES LIMITED

and

CARDERO RESOURCE CORP.

August 8, 2008

A.  BACKGROUND

This Memorandum of Understanding (“MOU”), entered into among International Minerals and Mines Limited (“IMM”), a company established under the laws of Gibraltar, and Cardero Resource Corp. (“Cardero”), a company established under the laws of British Columbia, Canada, is to set out the results of the discussions of the parties to date with respect to the proposed parameters for the formation of a formal relationship between them that will enable them to move forward to assess the mineral potential of, secure and explore and, if warranted, develop and bring to production and mine mineral deposits located in the Caucasian Region (which the parties agree consists of the Republics of Georgia, Armenia and Azerbaijan, the north-east region of Turkey and certain divisions, republics and territories in Russia) (each, individually, an “Agreed Territory” and collectively, the “Agreed Territories”) utilizing IMM Gold Limited, a subsidiary of IMM incorporated under the laws of Gibraltar (“IMMG”).

Notwithstanding the actual date of execution hereof, this Memorandum of Understanding is intended by the parties to have, and will have, effect as and from the 25th day of April, 2008 (the “Effective Date”).

B.  PURPOSE OF THIS MOU

IMM and Cardero (collectively, the “Parties” and individually, a “Party”) recognize that there are mineral exploration and development opportunities (including precious and base metals, coal and industrial minerals) in the Agreed Territories that will require the joint capabilities and expertise of the Parties to secure, explore and, if warranted, develop.

The purpose of this MOU is to outline the general understanding of the proposed scope of the relationship between the parties (the Parties, while in such relationship, being referred to collectively as the “Consortium”) and the process anticipated for negotiation and settlement of formal documentation to give effect to such understandings, and the applicable conditions to participation in the Consortium.

The Parties recognize that IMM has the following capabilities:

●

An established track record and credibility with the Georgian and Armenian governmental agencies and officials

●

Established intellectual property including a geological database for portions of the Agreed Territories (the “Existing IMM Data”)

In this regard, IMM will be expected to use their commercially reasonable best efforts to provide introductions and advice and otherwise assist in obtaining, through IMMG, mineral resource exploration and production licenses and concessions, development charters and other required governmental permits, consents, licenses and permissions from the applicable authorities in the Agreed Territories.

In addition, IMM will use their commercially reasonable best efforts to:

●

Facilitate contact with, and appropriate commitments from, the appropriate governmental representatives in the Agreed Territories

●

Secure appropriate offices and other facilities for use by the Consortium in the Agreed Territories (and elsewhere as may be agreed by the Consortium)

●

Secure, in consultation with Cardero, appropriate personnel to staff the Consortium operation(s)

The parties recognize that Cardero has the following capabilities:

●

Extensive knowledge of the worldwide minerals industry in general

●

Proven expertise in the identification of new mineral opportunities (including the use of theoretical models to identify previously unknown prospective metallogenic districts) on both a local and regional scale

●

Established expertise and practical experience in negotiations for and acquisition of mineral properties (from both governments and private parties)

●

Established expertise and practical experience in the systematic exploration and assessment of mineral properties

●

Established expertise in mineral resource definition and delineation

Accordingly, the Consortium will retain Cardero (or a subsidiary thereof) as the operator to design, implement and manage all geological operations and activities on behalf of the Consortium in the Agreed Territories.  Specifically, Cardero, in its capacity as operator, will:

●

Prepare a plan for the systematic geological review of the Agreed Territories and the identification of prospective mineral exploration areas/properties therein (the “Exploration Plan”)

●

Retain appropriately qualified geological staff and/or consultants to implement the Plan

●

Manage the implementation and operation of the Plan

●

Recommend potential mineral property acquisitions to the Consortium and assist the Consortium in the negotiation for and acquisition thereof

●

Design appropriate exploration programs for mineral properties acquired by the Consortium, and implement and manage such programs

IN RECOGNITION of the foregoing strengths and capabilities, and based on their mutual desire to move forward to assess the geological potential of the Agreed Territories, the Parties have reached the following understandings as to the basis upon which each would be prepared to move forward with the formation of the Consortium and would be incorporated into the formal agreement with respect to the matters herein set forth (the “Consortium Agreement”):

1.

Compensation for services provided by Cardero to IMM/IMMG prior to the Effective Date will be considered as a capital contribution to IMMG as set out in paragraph 2.

2.

Upon execution of this Memorandum of Understanding, Cardero shall receive a 15% equity interest in IMMG in consideration of:

(a)

the services rendered by Cardero to IMM/IMMG prior to the Effective Date; and

(b)

the issuance to IMM of:

(i)

500,000 fully paid and non-assessable common shares in the capital stock of Cardero (“Cardero Shares”), plus

(ii)

if, on the date (“Adjustment Date”) which is one year after the date (“Issue Date”) of the issuance of the Cardero Shares in clause (i) to IMM, the volume weighted average trading price for Cardero Shares on the Toronto Stock Exchange (“TSX”) for the five (5) trading days immediately prior to such date (“Final VWAP”) is less than the volume weighted average trading price for Cardero Shares on the TSX for the five (5) trading days immediately prior to the date upon which the news release by Cardero with respect to the arrangements herein described is released (“Release Date”) (“Initial VWAP”), such number of additional Cardero Shares (up to a maximum of 250,000 additional Cardero Shares) as is equal to the difference between the Initial VWAP and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.

3.

Cardero may, at its option, acquire an additional 15% equity interest in IMMG (for a total equity interest, effective as at the date Cardero determines to exercise such option to acquire such additional 15% equity interest, of 30%) by issuing to IMM an additional 1,000,000 Cardero Shares on or before December 31, 2009.

4.

Any Cardero Shares issued to IMM hereunder will be subject to a hold period in Canada, whereby they may not be traded for a period of 4 months after the issuance thereof to IMM, and will be subject to additional restriction on trading in the United States or to US persons.  Cardero will not be under any obligation whatsoever to qualify by prospectus or otherwise register any Cardero Shares issued to IMM hereunder in any jurisdiction.

5.

In connection with the implementation and carrying out of the Exploration Plan, and with respect to ongoing exploration and other technical activities in the Agreed Territories, following the Effective Date Cardero will be entitled to charge IMMG as follows:

(a)

for all externally sourced/provided supplies, materials and services (such as geological and other contractors) an amount equal to the amount paid by Cardero for such externally sources/provided supplies, materials and services;

(b)

for all time spent by Cardero’s technical personnel, the actual salaries and wages paid by Cardero to such personnel (based on time spent), plus Cardero’s cost of applicable holiday, vacation, medical and disability benefits and other customary allowances applicable to such salaries and wages; and

(c)

in consideration of its services as operator, and in lieu of any charges for overhead or general head office management time and costs, an amount equal to 15% of the costs in subparagraphs (a) and (b), provided that such fee will be adjusted from time to time (if necessary) with the intent that Cardero should neither generate a material profit nor suffer a material loss by reason only of its acting as operator hereunder.

Such expenditures will be incurred in accordance with a budget, forming part of the Exploration Plan, to be settled by Cardero and IMM prior to the commencement thereof, and thereafter in accordance with budgets for such ongoing exploration and other technical activities as settled by Cardero and IMM and in accordance with international mineral exploration best practices.  IMMG will have sixty (60) days after receipt of a cash call or an invoice from Cardero for expenditures to make payment to Cardero in respect thereof.

6.

In consideration for providing management and administrative services to IMMG, IMM and IAG Holdings Limited (an affiliate of IMM) (“IAG”), will be entitled to charge IMMG a management fee, for a period of three years following the Effective Date, as follows:

(a)

a monthly fee of GBP 20,000 for the first year following the Effective Date;

(b)

a monthly fee of GBP 10,000 for the second year following the Effective Date; and

(c)

a monthly fee of GBP 5,000 for the third year following the Effective Date.

7.

Each of IMM and Cardero will be entitled to nominate one of the directors of IMMG.  No emoluments will attach to this position.  The balance of the directors will be as determined by IMM in consultation with Cardero.

8.

The parties acknowledge that it is IMM’s intention to raise a minimum of GBP 2.0 million financing for IMMG (the “Initial Financing”), and that up to 15% of IMMG will be offered to the investor(s) in the Initial Financing.  The Parties agree that Cardero’s initial 15% interest, and, if Cardero exercises the option in paragraph 3 to acquire an additional 15% equity interest, Cardero’s aggregate 30% equity interest, in IMMG will be calculated after the completion of the Initial Financing (in other words, Cardero’s 15% or 30% interest, as applicable, will not be diluted by the issuance of shares to the investor(s) in connection with the Initial Financing).

9.

If it becomes necessary to raise additional funding for IMMG beyond the Initial Financing, all existing shareholders, including Cardero and IMM, will be subject to dilution, pro rata, provided, however, that Cardero will have the ongoing right (which right will not be terminated by reason of any particular non-exercise thereof) to participate in any such subsequent financing involving an equity issuance (or the issuance of any debt or other security convertible into equity) in an amount up to its then equity interest in IMMG (and thereby maintain its then percentage equity interest in IMMG).

10.

The Parties contemplate a strong working relationship and shall commit in the Consortium Agreement to using their best efforts to keep the other Parties informed of situations and opportunities that may be areas for mutual benefit and joint participation in the Agreed Territories.

11.

With respect to the Existing IMM Data, and all subsequent technical information and knowledge that is developed by any of the Parties in connection with work in the Agreed Territories (“Subsequent Data”), the Parties agree as follows:

(a)

the Existing IMM Data will remain the property of IMM, provided that IMMG, and Cardero in its position as operator, will have a non-exclusive, perpetual, royalty free license to use, and benefit from the use of, all Existing IMM Data in connection with the activities of the Consortium in the Agreed Territories; and

(b)

all Subsequent Data will be the sole property of IMMG, provided that each of Cardero and IMM will have a non-exclusive, perpetual, royalty free license to use, and benefit from the use of, all Subsequent Data in connection with:

(i)

their independent activities outside of the Agreed Territories, and

(ii)

commencing three (3) years after the termination of the activities of the Consortium in the Agreed Territories, in the Agreed Territories.

12.

For the avoidance of doubt, it is intended that the Consortium, and any relationship established among the Parties hereunder or by virtue of the establishment thereof, is limited solely to the Agreed Territories, and that:

(a)

nothing in this MOU creates or is intended to create any partnership, joint venture relationship, fiduciary relationship or relationship of confidence and trust among the Parties, and any such relationship (if any) will only be as created by, and specifically set out in, the Consortium Agreement;

(b)

each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the business activities or operations of the other Parties, without consulting with, or obligation to, the other Parties:

(i)

if the Consortium Agreement is not executed:

(A)

anywhere other than the Agreed Territories, and

(B)

commencing three (3) years after the termination of the efforts of the Parties to settle the Consortium Agreement, in the Agreed Territories, and

(ii)

if the Consortium Agreement is executed, anywhere other than the Agreed Territories; and

(c)

except as may be set out in the Consortium Agreement:

(i)

the doctrines of corporate opportunity or business opportunity that sometimes apply to persons engaged in a joint venture or having a fiduciary relationship or a relationship of confidence and trust shall not apply in the case of any Party, and

(ii)

there are no implied covenants contained in this MOU or arising out of this MOU or arising out of the receipt of any information by one Party from another Party, whether in connection with the MOU or otherwise.

13.

The Parties anticipate a collaborative working relationship for the Consortium, and agree to take all reasonable commercial steps to ensure that the mineral exploration/exploitation opportunities identified in the Agreed Territories are exploited to the maximum mutual commercial benefit of IMMG.  The Parties will consult with each other on matters relating to the development, implementation, operations, and funding of the Consortium, and each Party agrees to cooperate fully in carrying out their responsibilities as envisioned herein.

14.

The Parties acknowledge that, as a company with a class of securities registered under the United States Securities and Exchange Act of 1934, Cardero is subject to, and is required to comply with, the provisions of the Foreign Corrupt Practices Act of 1977 (United States) (as amended) (“USFCPA”) in addition to the provisions of the Corruption of Foreign Public Officials Act (Canada) (“CCFPOA”), which apply by virtue of its status as a Canadian company.  The Parties also acknowledge that Cardero has adopted a “Code of Business Conduct and Ethics” (the “Code”), which applies to Cardero and its subsidiaries, and all of their respective directors, officers and employees.  Accordingly, the Parties agree and confirm that all of the activities of the Consortium will be carried out in accordance with the provisions of the USFCPA, the CCFPOA and the Code.

15.

The Parties recognize that it is likely that IMMG will seek to enter into option or joint venture agreements with third parties with respect to some or all of any mineral projects that it acquires, and that Cardero would be a likely optionee or joint venture partner.  Accordingly, the Parties will negotiate with respect to developing a set of guidelines and principles under which Cardero might enter into an option or joint venture agreement with IMMG in order to obtain a direct interest in a particular mineral project or in a special purpose vehicle that holds such mineral project.  Such guidelines and principles will be incorporated into the Consortium Agreement.

C.  IMPLEMENTATION OF THE MOU

All parties agree to commence good faith negotiations to determine if acceptable final terms, in addition to those set forth above, with respect to the structure, formation and operation of the Consortium can be agreed and, if so, to work in good faith to settle the form of the Consortium Agreement and any necessary ancillary agreements.  In this regard, the Parties are agreed that:

16.

this MOU, the Consortium Agreement and any other ancillary agreements will be subject to the laws of Gibraltar and the Parties will be subject to the non-exclusive jurisdiction of the courts of Gibraltar in connection therewith; and

17.

the final structure for the Consortium will account for the efficiencies of the structure and the most appropriate tax jurisdiction.

The Parties will use their commercially reasonable best efforts to settle the form of, and enter into and execute, the Consortium Agreement within sixty (60) days after the date of execution of this MOU.

The obligations of Cardero to proceed with the transactions contemplated hereby (including the issuance of the Cardero Shares), will be subject to the acceptance for filing thereof by the TSX, which acceptance Cardero agrees to seek following the execution of this MOU.

This MOU replaces and supersedes, in their entirety, all previous understandings and writings with respect to the subject matter hereof.

D.  TERMINATION

This MOU may be terminated by any Party upon not less than thirty (30) day’s notice.

The Parties agree that, if this MOU is terminated, to the extent exploration work has already been completed and intellectual property created thereby, all such intellectual property, and any manifestation thereof, that has been disclosed by a Party to another Party will be owned jointly by the Parties, and each Party will be entitled to independently use, and enjoy all benefits created thereby, to the exclusion of the others, provided that Cardero will not utilize any such intellectual property to the detriment of IMM within the Agreed Territories for a period of three (3) years after the termination of this MOU.

The Parties have each executed this MOU in order to confirm that the foregoing correctly sets forth their respective understandings and the results of their discussions to date.

International Minerals and Mines Limited

Per:

(signed)  Stephan A. Fitch

Its:

Managing Director

Date:

August 8, 2008

Cardero Resource Corp.

Per:

(signed)  Lawrence W. Talbot

Its:

Vice-President and General Counsel

Date:

August 8, 2008